Exhibit 5.1

767 Fifth Avenue

New York, NY 10153-0119

+1 212 310 8000 tel

+1 212 310 8007 fax

September 3, 2021

ATI Physical Therapy, Inc.

790 Remington Boulevard

Bolingbrook, Ill 60440

Ladies and Gentlemen:

We have acted as counsel to ATI Physical Therapy, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing of the Company’s Registration Statement on Form S-8 under the Securities Act of 1933, as amended (the “Registration Statement”), relating to the registration of 20,728,254 shares of the Class A common stock of the Company, par value $0.0001 per share (the “Common Stock”), which may be issued by the Company following the filing of the Registration Statement pursuant to the Company’s 2021 Equity Incentive Plan (the “Plan”).

In so acting, we have examined originals or copies (certified or otherwise identified to our satisfaction) of (i) the Plan; (ii) the Registration Statement; (iii) the Second Amended and Restated Certificate of Incorporation, (iv) the Amended and Restated Bylaws, and (v) such corporate records, agreements, documents and other instruments, and such certificates or comparable documents of public officials and of officers and representatives of the Company, and have made such inquiries of such officers and representatives, as we have deemed relevant and necessary as a basis for the opinion hereinafter set forth.

In such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. As to all questions of fact material to this opinion that have not been independently established, we have relied upon certificates or comparable documents of officers and representatives of the Company.

Based on the foregoing, and subject to the qualifications stated herein, we are of the opinion that the 20,728,254 shares of Common Stock being registered pursuant to the Registration Statement have been duly and validly authorized, and, when issued and delivered in accordance with the terms of the Plan, will be validly issued, fully paid and non-assessable.

ATI PHYSICAL THERAPY, INC.

September 3, 2021

The opinion expressed herein is limited to the corporate laws of the State of Delaware, and we express no opinion as to the effect on matters covered by this letter of the laws of any other jurisdiction.

We hereby consent to the filing of a copy of this opinion letter as an exhibit to the Registration Statement. In giving such consent we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission.

Very truly yours,

/s/ Weil, Gotshal & Manges LLP